

**THE HAWAIIAN COFFEEBERRY®**

## What is the Hawaiian Coffeeberry®?

- Coffee Fruit from Kona, Hawaii
- The fruit that surrounds the world famous Kona coffee bean

## What does it do for you?

- Natural Energy
- Improves Mental Clarity and Focus - backed by Human Clinical Science*
- Above all - makes you feel great!

## Antioxidant Powerhouse Backed By Human Clinical Science

- Coffee Fruit has been scientifically recognized as an antioxidant powerhouse in numerous published human studies
- Wellness qualities include:
  - healthy energy
  - immune support
  - focus and clarity
  - cognitive brain health
- Our Science partner, FutureCeuticals (*www.futureceuticals.com)* is investing substantial resources in ongoing Coffeeberry® research
- Prevention of Alzheimer's and other brain health diseases is a significant growth area for investor interest**

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** (sources - http://www.coffeeberry.com: (i) The British Journal of Nutrition, 2012; (ii) The Journal of Food Nutrition Sciences, 2013;(iii) The American Journal of Biomedical Sciences, 2013; and (iv) The Journal of Agricultural and Food Chemistry.*

*** (Fortune Magazine: http://fortune.com/2015/04/23/alzheimers-drug-research/)*

*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.*

## Testimonials:

**Jamie Mitchell**, 10x Molokai-to-Oahu World Champion and Battle of the Paddle Winner, as well as winner of numerous awards over his unbelievable career. He is currently on the World Big Wave Tour.

*"It's pretty simple. With KonaRed I have all my bases covered. In my morning smoothie I use the KonaRed Powder, and to keep me hydrated throughout the day I use the KonaRed Coconut water. For my afternoon Organic Boost I use the Green Tea before an afternoon surf or training session so I'm good to go 24 hours a day."*

**Kalani Vierra**, Waterman extraordinaire, Head of Hawaiian Lifeguard Water Safety and a multiple title holder with his daughter on the International Tandem Surfing Association (ITSA) circuit.

*"I use all the KonaRed products because they provide me the natural energy I need to cross train to stay in top physical shape. I love how it gives me mental clarity and focus in my job as a KFD supervisor for the lifeguards."*

**Shonny Vanlandingham**, an XTERRA U.S. National Champion and winner of numerous awards and titles for mountain biking racing

*"I have been using KonaRed before my afternoon workouts and the benefits are amazing, more energy for starters. I believe that the vitamin C component is keeping my immune system strong and the most exciting benefit of KonaRed to me is the antioxidant properties. As much training and stress I place on my body, I am always looking for ways to improve my nutrition, especially the eradication of free radicals."*

## Coupon Code: Health

Free Shipping online for any KonaRed Products

For our devoted shareholders and dedicated fans - please use this coupon code to enjoy some KonaRed.



KonaRed®

## Stock Symbol (KRED)

Hawaiian Superfruit Antioxidant Products


"WELLNESS YOU CAN FEEL!"
KonaRed
Hawaiian coffeeberry
SUPERFRUIT JUICE

***"Wellness You Can Feel"***

Stock Symbol (KRED)

## Products:

**KonaRed Hawaiian Coffeeberry® Original:** KonaRed Original has a refreshing red berry taste. It is made with the red ripe KonaRed Coffee Fruit grown in Kona, Hawaii. It is high in antioxidants that will naturally keep you charging all day, everyday.

**KonaRed Hawaiian Coffeeberry® with Organic Green Tea:** We blend our KonaRed Hawaiian Coffeeberry® with Organic Green Tea, giving you all the benefits of Hawaiian Coffeeberry® fortified with the wellness attributes of Green Tea.

***Life! Refreshing! Effective!***

**KonaRed Hawaiian Coffeeberry® with Coconut Water:** We blend our KonaRed Hawaiian Coffeeberry® with Coconut Water from young green coconuts that are picked at the earliest stages of maturity when they have the highest level of electrolytes and potassium, providing all the benefits of Hawaiian Coffeeberry® fortified with the wellness and hydration attributes of Coconut Water.

***Replenishing and Hydrating!***

**KonaRed Powders (Nutritional Supplement):** 100% soluble powder. Mix it with water or your favorite fruit juice, or add it to a smoothie for extra antioxidant boost! Available in a 16oz tub, 15 count On-the-Go packs, and in an individual serving size.


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## Market Size:

**KonaRed** is a food and beverage company whose mission is to bring the benefits of its highly functional ingredient, Hawaiian Coffeeberry,® Coffee Fruit from Kona, Hawaii to a worldwide consumer market. Nutraceuticals World Magazine estimates that functional beverage market sales total around $23.4 billion and are growing. In addition, a recent research report published by Transparency Market Research, titled "Antioxidants Market - Global Industry Analysis, Size, Share, Growth, Trends and Forecast, 2014 - 2020," cited that the global antioxidants market will reach a valuation of US$3.1 billion in 2020. The TMR study states that the global antioxidants market will exhibit a CAGR of 5.6% between 2014 and 2020.

## Trading Stats:

**Stock Symbol (KRED)**
**Price: (06/30/15) $0.12**
**52 Week Range: $0.06 - $0.58**
**Avg. Daily Volume (90 day): 146,319**
**Shares Outstanding: 89.9 Million**
**Market Cap: $10.8 Million**

**KonaRed** is the first of its kind, focusing on the health benefits of the coffee fruit, and is strongly positioned to be the leader in the popular new 'superfruit' category at the right time. Beverage sales for high sugar sodas and diet sodas are steadily declining and consumers are demanding healthy drinks and alternatives. Many want a brand that reflects and enhances their active lifestyle and identity. KonaRed is an emerging leader in the functional coffee fruit category with new cutting edge products and a highly appealing marketing story for the health conscious consumer. KonaRed's products are suitable for all lifestyles and all ages. KonaRed is an emerging leader in the coffee fruit category and is set to become the market leader in the functional health and wellness market.

***"Paradise in a Bottle"***

## New Products:


SUPERFOOD
CHOCOLATE
KonaRed
70% CACAO


WAKE UP

**KonaRed Superfood Health "Macro" Bars:** Proven, high performance, organic, vegan and non-GMO ingredients. These low sugar, nutrient dense health bars easily replace a meal for the On-the-Go lifestyle. Provides 60+ plant based, gluten-free, protein based, whole foods.

**KonaRed Superfood Artisanal Chocolate:** Our Superfood Chocolate is hand-made using whole-food, all-natural, raw and USDA Organic ingredients all blended with evidence-based and patented nutraceuticals. The result is a deliciously complex and socially responsible Functional Chocolate.

**KonaRed Performance Stick Packs:** Proven, high performance, organic, vegan and non-GMO ingredients. These sugar-free, low calorie packets provide a combination of Hawaiian Coffee Fruit, B vitamins, electrolytes, trace minerals, amino acids, herbs, and antioxidants to fuel your body's optimal performance. Line extensions of the Performance Packs will include Energy (July 2015) Brain Health (August 2015) and Immunity (October 2015).



Stock Symbol (KRED)
Stock Symbol (KRED)